Exhibit 10.14

JOHN DEERE DEFINED CONTRIBUTION RESTORATION PLAN

EFFECTIVE 1 JANUARY 1997

AMENDED:  12 January 2000

EFFECTIVE:  1 January 2000

AMENDED:  28 November 2000

EFFECTIVE:  1 January 2001

	ARTICLE VII. ADMINISTRATION, AMENDMENT AND TERMINATION

7.1	Employment Rights	73
7.2	Applicable Law	73
7.3	Non-Alienation	73
7.4	Withholding of Taxes	73
7.5	Unsecured Interest. Funding and Rights Against Assets	73
7.6	Effect on Other Benefit Plans	73
7.7	Administration	73
7.8	Amendment, Modification or Termination	73

JOHN DEERE DEFINED CONTRIBUTION RESTORATION PLAN

ARTICLE I.  Establishment, Purpose and Construction

1.1 Establishment.  Effective 1 January 1997, Deere & Company established the John Deere Restoration Plan (the “Plan”) for the benefit of the salaried employees on its United States payroll and the salaried employees of its United States subsidiaries or affiliates that have adopted the John Deere Savings and Investment Plan (the “SIP”).  Deere & Company and its United States subsidiaries and affiliates that have adopted the SIP (jointly the “Company”) are also deemed to have adopted this Plan.

1.2   Purpose.  The Company maintains a defined contribution plan, known as the John Deere Savings and Investment Plan, which is intended to be a qualified defined contribution plan which meets the requirements of Section 401(a) and  401(k) of the Internal Revenue Code of 1986 (the “Code”).  Section 401(a)(17) of the Code limits the amount of compensation paid to a participant in a qualified defined contribution plan which may be taken into account in determining contributions under such a plan.  Section 402(g) of the Code limits the amount of compensation a participant may defer in a qualified defined contribution plan.  Section 415 of the Code limits the amount which may be contributed under a qualified defined contribution plan.  This Plan is intended to restore contributions which, when combined with the amount actually contributed under the SIP, are reasonably comparable to the contributions which             participants in the SIP would have received under such plan if there were no limitations imposed by Sections 401(a)(17), 402(g) and 415 of the Code.

When restoring contributions limited by Sections 401(a)(17) and 402(g) of the Code, the Plan is intended to qualify as an unfunded deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).  When restoring contributions limited by Section 415 of the Code, the Plan is intended to qualify as an unfunded “excess benefit plan,” as defined in section 3(36) of ERISA and within the meaning of Section 415 of the Code.

1.3  Effective Date and Plan Year. This Plan shall be effective 1 January 1997.  The Plan Year shall be the twelve-month period beginning on 1 November of each year and ending on        31 October of the following year with the exception of the first Plan Year which will start      1 January 1997 and end 31 October 1997.

1.4  Application of Plan. The terms of this Plan are applicable only to eligible employees of the Company as described in Section 2.1 below who become eligible to defer compensation hereunder on or after 1 January 1997.

1.5   Construction.  Unless the context clearly indicates otherwise or unless specifically defined herein, all operative terms used in this Plan shall have the meanings specified in the SIP and the words in the masculine gender shall be deemed to include the feminine and neuter genders and the singular shall be deemed to include the plural and vice versa.

ARTICLE II.  PARTICIPATION

2.1  Eligibility to Participate.  Any employee participating in the Contemporary SIP under Article III of the SIP whose salary deferral and matching contribution under such plan are reduced by the limitation imposed by Sections 401(a)(17), 402(g) and 415 of the Code shall be eligible to participate in the Plan.

2.2  Effect of Transfer.  An employee who is a participant in this Plan and who ceases to be an eligible employee as described in Section 2.1 above shall cease participation in the Plan; however, any past contributions and applicable matching contributions will continue to be accounted for as elected by the employee subject to Section 4.2 of this Plan provided such employee continues as an employee on the United States payroll of the Company.

2.3  Beneficiaries.  Beneficiaries under this Plan shall be determined in accordance with Section 8.6 of the SIP, however, beneficiaries for this Plan shall be designated on a separate form and may be an individual or individuals other than beneficiaries designated under the SIP.

ARTICLE III.   CONTRIBUTIONS

3.1   Salary Deferral Allocations.   Pursuant to a salary deferral agreement in force under the SIP any amount of contribution up to 6% of compensation that is restricted by Section 401(a)(17), 402(g) and 415 of the Code shall be allocated to a salary deferral account under this Plan.

3.2   Employer Matching Allocations.   Employer matching contributions, if any, corresponding to salary deferral allocations under Section 3.1 above shall be allocated to a matching account under this Plan.  Employer matching contributions under this Plan will be determined as shown in Article IV, Section 4.1 of the SIP.

3.3   Deferral Elections.  Effective 1 January 1997 or the first day of any subsequent month, an eligible employee may elect to defer compensation by completing a written election no later than the last work day of any month authorizing the Company to defer a percentage of compensation under Section 4.8 of the SIP provided however that such employee is participating in the Contemporary SIP. Such election will remain in force until changed or revoked by the employee or the employee ceases to be eligible to participate according to Article II of this Plan.

3.4  FICA Tax.  All salary deferral allocations are subject to FICA tax in the payroll period in which they are deferred. Such FICA taxes will be withheld as necessary from the participant’s compensation prior to any compensation deferral under this Plan or the SIP.

ARTICLE IV.  ACCOUNTS AND RATE OF RETURN

4.1..Participant Accounts.  Bookkeeping accounts will be maintained for each participant under the Plan and shall be credited with a rate of return as provided in Section 4.2 below.  Such rate of return shall be credited as of the end of each business day.

4.2  Rate of Return.  The rate of return for a Participant’s account shall be the average of Prime Rate plus two percent as determined by the Federal Reserve statistical release for the month immediately preceding the month for which such rate shall be credited to account balances for deferrals and Employer matching allocations under this Plan.

Alternatively, a Participant may elect a rate of return equal to the average of the S & P 500 Index for the month immediately preceding the month for which such rate shall be credited to account balances for deferrals and Employer matching allocations under this Plan.

4.3  Electing a Rate of Return.  A Participant may elect a rate of return for existing and future account balances by directing the Recordkeeper between the 1st and the 20th day of the month prior to the beginning of the calendar quarter for which the election is effective.  A Participant may choose either of the above rates of return for any portion of the account in whole percentage increments as long as the minimum value of transfer is $250 or more.  The sum of all such portions must equal 100%.

4.4  Qualified Domestic Relations Orders.  In the event of a Qualified Domestic Relations Order, a separate account will be established for any qualified alternate payee subject to Article V.  No portion of the non-vested Employer Matching Allocations or growth additions thereon may be assigned to the Alternate Payee.  The distribution option for an Alternate Payee will be a single lump sum payment paid 180 days following notification of a Qualified Domestic Relations Order in place of the Distribution Options shown in Section 6.3.

ARTICLE V.  VESTING

5.1  Vested Interest.   Pursuant to Section 4.4 above a Participant shall be fully vested in the portion of the account comprised of Salary Deferral Allocations and growth additions thereon.  Furthermore, the Participant shall be 100% vested after attaining three years of service credit on the Employer Matching Allocations and the growth additions thereon.  In the event of a Qualified Domestic Relations Order, no portion of non-vested Employer Matching Allocations or the growth additions thereon may be assigned to the alternate payee.

5.2  Forfeiture of Non-Vested Balances.  The Participant whose employment is terminated prior to three years of service credit shall forfeit all Employer Matching Allocations and the growth additions thereon.

ARTICLE VI.  DISTRIBUTIONS

6.1             Time and Manner.

Distribution of a Participant’s account shall commence as soon as practicable after the valuation date at the end of the month following 30 days after the Participant’s termination of employment or 60 days following a Participant’s death in accordance with the election in 6.2 below and form of distribution shown in 6.3.  Termination of employment for the purposes of this Plan shall include retirement and Long Term Disability status on or after 1 November 1998.  Distribution must begin no later than 1 January of the year following the year the Participant reaches age 75.

6.2             Election.  A Participant shall make an irrevocable election regarding the time and manner of distribution no later than 30 days following termination of employment.  Termination of employment for the purposes of this Plan shall include retirement and Long Term Disability status on or after 1 November 1998.  If the Participant’s employment is terminated by death, any eligible beneficiary shall make such irrevocable election within 60 days following the Participant’s death.  In the event of a Qualified Domestic Relations Order, an alternate payee shall make such irrevocable election no later than 30 days following the earliest to occur of the Participant’s termination of employment or attainment of age 50.

6.3             Form of Distribution.

a.  A single lump sum payment

b.  A specified dollar amount each year until account balance reaches zero.

c.  A decrementing yearly withdrawal over a specific period of time which results in a zero account balance.

In the event of the death of the Participant or a Qualified Domestic Relations Order, such beneficiaries or the Alternate Payee must take distribution as a single lump sum payment within 180 days following the event.

ARTICLE VII.  ADMINISTRATION,  AMENDMENT AND TERMINATION

7.1.  Employment Rights.  Nothing under this Plan shall be construed to give any employee the right to continue employment with the Company or to any benefits not specifically provided herein.

7.2  Applicable Law.  This Plan, to the extent it is not exempt therefrom, shall be governed and construed in accordance with the applicable provisions of ERISA.  To the extent not governed by ERISA, this Plan shall be governed and construed in accordance with the laws of the State of Illinois, exclusive of conflict laws.

7.3  Non-Alienation.  Except as provided in Section 10.5 of the SIP and Section 4.4 of this Plan, no right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge.  No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits except for such claims as may be made by the Company.

7.4  Withholding of Taxes.  The Company, or its designee, may withhold from any payment of benefits under this Plan any income, employment or other taxes required to be withheld, including any taxes for which the Company or its designee may be liable with respect to the payment of such benefits.

7.5  Unsecured Interest, Funding and Rights Against Assets.  No participant, surviving spouse, beneficiaries, or qualified alternate payee shall have any interest whatsoever in any specific asset of the Company.  To the extent that any person acquires a right to receive payments under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.  Account balances shall not be financed through a trust fund or insurance contracts or otherwise unless owned by the Company.  Payment of account balances shall be paid in cash from the general funds of the Company.  All expenses of administering this Plan shall be borne by the Company.

7.6  Effect on Other Benefit Plans.   Amounts payable under this Plan, including Employer matching allocations and growth additions, shall not be considered compensation for purpose of any qualified or non-qualified retirement plan maintained by the Company.  The treatment of such amounts under any other plan of the Company shall be determined under the provisions of such plan.

7.7  Administration.  This Plan shall be administered by the Company (the “Administrator”).  The Administrator shall have the power to construe and interpret this Plan, decide all questions of eligibility and determine the amount, manner, and time of payment of any benefits hereunder.  All determinations of the Administrator shall be final, binding, and conclusive on all persons.

7.8  Amendment, Modification or Termination.  The Board of Directors of the Company, or, by delegation, the Compensation Committee of the Company, may at any time amend or modify this Plan in their sole discretion, provided that this Plan shall not be amended or modified so as to reduce or diminish the accounts of participant’s or benefits then currently being paid to any participant, surviving spouse, beneficiary, or former participant without such person’s consent.  The power to terminate this Plan shall be reserved to the Board of Directors of Deere & Company.  The procedure for amendment or modification of the Plan by either the Board of Directors, or, to the extent so authorized, the Compensation Committee of the Company, as the case may be, shall consist of:   the lawful adoption of a written amendment or modification to the Plan by majority vote at a validly held meeting or by unanimous written consent, followed by the filing of such duly adopted amendment or modification by the Secretary with the official records of the Company.

7.9  Withdrawal from Plan.  If an adopting subsidiary or affiliate which is participating in this Plan subsequently determines that it no longer wants to participate in this Plan or have its employees participate in this Plan, that subsidiary or affiliate must request permission from Deere & Company to withdraw from participating in this Plan.  If the Company grants such permission, such subsidiary or affiliate will immediately thereafter cease to participate in this Plan and its employees will cease to be participants in this Plan unless and until such subsidiary or affiliate thereafter requests permission to again participate in this Plan.

7.10  Definition of Subsidiary or Affiliate.  In order for a subsidiary or affiliate of the Company to participate in this Plan, Deere & Company must own, directly or indirectly, at least 80 percent of the outstanding stock of such subsidiary or affiliate.

If during its affiliation with the Plan, a subsidiary or an affiliate’s ownership by the Company falls below the 80 percent required level, such subsidiary or affiliate is automatically dropped from participation in this Plan and its employees are similarly dropped from being participants in this Plan.

If a subsidiary or affiliate of Deere & Company which is covered by this Plan ceases to be a subsidiary or affiliate, the participation in this Plan by the employees of such subsidiary or affiliate shall terminate, and no employees of such former affiliate or subsidiary shall accrue or be entitled to a benefit under this Plan on and after the date such company ceases to be a subsidiary or affiliate of Deere & Company (other than former employees who were receiving benefit payments as of such date).

The John Deere Defined Contribution Restoration Plan, effective as of 1 January 1997 with amendments through 1 January 2001, is further amended, effective as of the dates indicated, by adding the following Article VIII immediately following Article VII.

“ARTICLE VIII—409A AMENDMENTS

The Plan is amended as set forth in this Article VIII, effective as of the dates indicated, in order to avoid adverse or unintended tax consequences under Section 409A of the Code and the applicable rules and regulations thereunder (“Section 409A”) to Participants.  Effective as of 1 January 2005 through 31 December 2005, the portion of a Participant’s account under the Plan that is not both earned and vested as of 31 December 2004 (the “409A Account”) shall be subject to this Article VIII and effective as of 1 January 2006, a Participant’s entire account under the Plan (the “Account”) shall be subject to this Article VIII.  The provisions of this Article VIII shall apply effective as of the dates indicated and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between this Article VIII and such other provisions.  References to Sections are references to sections in the Plan, unless otherwise provided.

8.1.                              Salary Deferral Elections.

(a)                                  General Rule.  Effective as of 1 January 2005, a Participant’s salary deferral allocation for a calendar year shall be determined, subject to Section 8.1(b), pursuant to such Participant’s salary deferral agreement in effect under the SIP as of 31 December of the preceding calendar year; provided, however, that the salary deferral election under the Plan shall not exceed 6% of the Participant’s compensation.  Changes by a Participant during a calendar year to his salary deferral agreement under the SIP shall have no effect on such Participant’s salary deferral allocation under the Plan for such calendar year.

(b)                                 Exceptions.  Notwithstanding anything to the contrary in Section 8.1(a):

(i)                                     Effective as of 1 January 2005, a Participant shall be permitted, through 15 March 2005, pursuant to Q&A 21 in Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service, to make a new salary deferral allocation election or increase an existing salary deferral allocation with respect to amounts that have not been paid or that have not become payable at the time of such election; provided that, except as set forth in Section 8.1(b)(ii), the Participant’s salary deferral agreement under the SIP in effect as of 15 March 2005 shall determine such Participant’s salary deferral allocations under the Plan for the remainder of the 2005 calendar year; and provided further that such election with respect to the Plan shall not exceed 6% of the Participant’s compensation and shall be in accordance with procedures established by the Plan Administrator.

(ii)                                  Effective as of 1 January 2005 through 31 December 2005, a Participant shall be permitted to prospectively reduce or cancel his salary deferral allocation election.

(iii)                               Effective as of 1 January 2005, an Employee who becomes eligible to participate in the Plan during a calendar year shall be permitted, subject to Section 409A, to participate in the Plan during the calendar year in which he first becomes eligible; provided that he submits a salary deferral allocation election in accordance with procedures established by the Plan Administrator by no later than 30 days after the date on which he first becomes eligible.

(iv)                              Effective as of 1 January 2006, if a Participant receives a distribution of a Hardship Withdrawal under Section 8.4(a) of the SIP, his salary deferral allocations under the Plan shall cease and his election under the Plan shall be cancelled.  Following the applicable period of suspension of his salary deferral agreement under the SIP pursuant to Section 8.4(ee) thereof, and at the earliest date permitted under Section 409A, such Participant’s salary deferral agreement under the SIP shall determine his salary deferral allocations under the Plan; provided that the Participant’s salary deferral agreement under the SIP in effect as of 31 December of any calendar year shall determine such Participant’s salary deferral allocations under the Plan for the next following calendar year; and provided further that such election with respect to the Plan shall not exceed 6% of the Participant’s compensation.

8.2.                              Distributions for Separation from Service Prior to 1 January 2006.

(a)                                  General Rule.  Effective as of 1 January 2005, a Participant who incurs a separation from service as defined in Section 409A (a “Separation of Service”) on or prior to 31 December 2005 shall be permitted to elect, pursuant to Sections 6.2 and 6.3 the time and form of distribution of his 409A Account in accordance with procedures established by the Administrator; provided that such election shall be made by no later than 31 December 2005.

(b)                                 No Election.  Effective as of 1 January 2005, if a Participant described in this Section 8.2 does not make an election, his 409A Account shall be paid in the form of a single lump sum one year after the Participant’s Separation from Service.

8.3                                 Distributions for Separation from Service On and After 1 January 2006.

(a)                                  Participants Retirement Eligible as of 31 December 2005.

(i)                                     Effective as of 1 December 2005, a Participant who is retirement eligible as provided under the terms of the John Deere Pension Plan for Salaried Employees (“Retirement Eligible”) as of 31 December 2005 and incurs a Separation from Service on or after 1 January 2006 shall be permitted to irrevocably elect, subject to Section 8.3(d), the form of distribution for his Account, pursuant to Section 6.3 and this Section 8.3(a), payable, at the Participant’s election, either (A) six months and one day after his Separation from Service, (B) one or more years after his Separation from Service or (C) on a date specified by the Participant, provided that if such specified date is a date prior to the Participant’s Separation from Service, then such specified date shall be disregarded and the Account shall be distributed on the date that is six months and one day after the Separation from Service.  Elections pursuant to this Section 8.3(a)(i) shall be made by no later than 31 December 2005 in accordance with procedures established by the Administrator and shall provide that distribution of the Account shall begin no later than 1 January of the calendar year following the calendar year in which the Participant attains age 75.

(ii)                                  Effective as of 1 January 2006, if a Participant described in Section 8.3(a)(i) does not make an election, his Account shall be paid in accordance with Section 8.3(b).

(b)                                 Participants Retirement Eligible After 31 December 2005 and at Separation.  Effective as of 1 January 2006, the Account of a Participant (i) who is not Retirement Eligible as of 31 December 2005 and (ii) whose Separation from Service occurs after 31 December 2005 and subsequent to the date on which he becomes Retirement Eligible shall be paid in five annual installments.  The amount and timing of each annual installment shall be determined as follows:

(A)                              The initial annual installment shall be an amount that is substantially equal to one-fifth of the value of the Participant’s Account determined as of the last valuation date of the month immediately preceding the first anniversary of the Participant’s Separation from Service occurs and shall be paid on the first anniversary of the Separation from Service.

(B)                                The second annual installment shall be an amount that is substantially equal to one-fourth of the value of the Participant’s Account determined as of the last valuation date of the month immediately preceding the second anniversary of the Participant’s Separation from Service occurs and shall be paid on the second anniversary of the Separation from Service.

(C)                                The third annual installment shall be an amount that is substantially equal to one-third of the value of the Participant’s Account determined as of the last valuation date of the month immediately preceding the third anniversary of the Participant’s Separation from Service occurs and shall be paid on the third anniversary of the Separation from Service.

(D)                               The fourth annual installment shall be an amount that is substantially equal to one-half of the value of the Participant’s Account determined as of the last valuation date of the month immediately preceding the fourth anniversary of the Participant’s Separation from Service occurs and shall be paid on the fourth anniversary of the Separation from Service.

(E)                                 The fifth annual installment shall be an amount that is equal to the entire remaining balance in the Participant’s Account determined as of the last valuation date of the month immediately preceding the fifth anniversary of the Participant’s Separation from Service occurs and shall be paid on the fifth anniversary of the Separation from Service.

(c)                                  Participants Not Retirement Eligible When Separated.  Effective as of 1 January 2006, the Account of a Participant (i) who is not Retirement Eligible as of 31 December 2005, and (ii) whose Separation from Service occurs after 31 December 2005 and prior to the date on which he becomes Retirement Eligible shall be paid in a single lump sum on the first anniversary of such Participant’s Separation from Service.

8.4                                 Death; Qualified Domestic Relations Orders.

(a)                                  Effective as of 1 January 2005.  Effective as of 1 January 2005, upon the death of a Participant, his Account shall be paid as soon as administratively feasible to his beneficiaries.  Effective as of 1 January 2005, the amount payable to an alternate payee in a domestic relations order shall be paid as soon as administratively feasible after the order is determined to be qualified.

(b)                                 Effective as of 1 January 2006.  Effective as of 1 January 2006, upon the death of a Participant, his Account shall be paid to his beneficiaries as soon as administratively feasible after the date of death.  Effective as of 1 January 2006, the amount payable to an alternate payee in a domestic relations order shall be paid as soon as administratively feasible after the order is determined to be qualified.

(c)                                  Form of Payment.  All payments pursuant to this Section 8.4 shall be   made in the form of a single lump sum.

8.5                                 Long Term Disability.  Effective as of 1 January 2006, a Participant on Long Term Disability who has not commenced distribution of his 409A Account shall receive a distribution of his 409A Account paid in accordance with Section 8.3(b) beginning on his 65th birthday.

8.6                                 Provisions Generally Effective 1 January 2005.  Notwithstanding anything in this Article VIII to the contrary, effective, unless otherwise provided, as of 1 January 2005 with respect to the 409A Account of a Participant and 1 January 2006 with respect to the Account:

(a)                                  No Other Elections.  Except as set forth in Section 8.2 or Section 8.3(a)(i), effective as of 31 December 2005, no Participant, including, without limitation, a Participant who is Retirement Eligible as of 31 December 2005, shall be permitted to make a distribution election.

(b)                                 Timing of Distributions.  Distribution in calendar year 2005 of a Participant’s 409A Account and in calendar year 2006 and later of the Participant’s Account shall be made as soon as administratively practicable after the date set forth in this Article VIII applicable to such distribution and, effective as of 1 October 2005, no later than the time required by Section 409A.

(c)                                  Timing of Elections.  Except as otherwise provided in Section 8.6(d), to the extent that any Participant makes a payment election with respect to all or a portion of the amounts previously deferred that are subject to Section 409A, such election shall be deemed to be pursuant to Q&A 19(c) in Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service.

(d)                                 Termination of Participation; Cancellation of Deferral.  To the extent that a Participant receives in the 2005 calendar year a distribution of all, or any portion, of his 409A Account or prospectively cancels or reduces in the 2005 calendar year all or any portion of his salary deferral allocation under the SIP, as the case may be, such distribution or cancellation shall be deemed a whole or partial (as the case may be) (i) termination of such Participant’s 409A Account or (ii) cancellation of such Participant’s deferral election under the Plan, each pursuant to Q&A 20(a) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service.

(e)                                  Six-Month Delay.  Distribution in 2005 of a Participant’s 409A Account and distribution in 2006 of a Participant’s Account shall be made in accordance with the provisions of Section 409A and, to the extent that such payments are issued in connection with a Participant’s Separation from Service for any reason other than death, such payment shall be delayed for six months and one day to the extent the Administrator determines that such delay is necessary to avoid the imposition on any Participant of additional taxes or interest under Section 409A.

(f)                                    Amendments and Modifications.  The Vice President, Human Resources and any successor thereof of the Company shall have the unilateral right to amend or modify the Plan, any Participant elections under the Plan and the time and manner of any payment of benefits under the Plan in accordance with Section 409A, in each case, without the consent of any employee or Participant, to the extent that the Vice President, Human Resources and any successor thereof deems such action to be necessary or advisable to avoid the imposition on any Participant of an additional tax or interest under Section 409A.  Any determinations of the Vice President, Human Resources or the successor thereof pursuant to this Section 8.6(f) shall be final, conclusive and binding on all parties.”